Filed Pursuant to Rule 424(b)(3)

Registration No. 333-178525

PROSPECTUS ADDENDUM

(To Prospectus dated December 15, 2011)

The Charles Schwab Corporation

Debt Securities

Charles Schwab & Co., Inc. will, and our other affiliates may, use this prospectus addendum and the prospectus dated December 15, 2011 in connection with market-making transactions of debt securities that were issued under registration statement number 333-184654. The information in the prospectus included in registration statement 333-184654 is incorporated by reference into this prospectus addendum, except to the extent that any such information has been modified or superseded by other information incorporated by reference in the prospectus dated December 15, 2011.

You should read the information incorporated in this prospectus addendum, which describes the specific terms of the offered debt securities, and the information in the prospectus dated December 15, 2011.

February 1, 2013